                                                                      EXHIBIT 15


Ford Motor Credit Company
The American Road
Dearborn, Michigan 48126

Re: Ford Motor Credit Company Registration Statement Nos. 333-91953, 333-92595, 333-45015 and 333-50090 on Form S-3.


We are aware that our report dated October 15, 2001 accompanying the unaudited interim financial information of Ford Motor Credit Company and subsidiaries for the period ended September 30, 2001 and 2000 included in the Ford Motor Credit Company Quarterly Report on Form 10-Q for the period ended September 30, 2001 will be incorporated by reference in the Registration Statements on Form S-3 referred to above. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Section 7 and 11 of the Act.



/s/ PricewaterhouseCoopers LLP


Detroit, Michigan
November 14, 2001


                                       33